WR HAMBRECHT+CO

CONFIDENTIAL

May 11, 2017

Scott W. Absher
Chief Executive Officer
ShiftPixy
15615 Alton Parkway, Suite 450
Irvine, CA 92618

Re: Engagement Agreement Extension with W.R. Hambrecht + Co., LLC

Dear Scott:

This letter of agreement modifies our previous Engagement Agreement dated April 16, 2016 (the "Engagement Agreement") to extend the termination date to December 31, 2017. Except for the modification of the termination date, the Engagement Agreement remains in full force and effect.

If you agree with the foregoing please acknowledge below.

Very truly yours,

W.R. Hambrecht + Co., LLC
909 Montgomery Street, Suite 3
San Francisco, CA 94133

By: ______________________
John P. Hullar
Managing Partner

Agreed and accepted as of the date first set forth above:

ShiftPixy
15615 Alton Parkway, Suite 450
Irvine, CA 92618

By: ______________________
Scott W. Absher
Chief Executive Officer